July 14, 2003

Mr. J. Bennett Johnston, Jr.

1317 Merrie Ridge Road

McLean, VA 22101

Re:

Supplemental Agreement No. 2  to the

Consulting Agreement of January 7, 1997

Dear Bennett:

In connection with the recent increase in the FCX annual director fee from $25,000 to $40,000, we believe that it is appropriate to increase your annual consulting retainer, which encompasses annual director fees.  Accordingly, enclosed is a supplement to your consulting agreement increasing your annual retainer from $250,000 to $265,000 effective as of May 1, 2003.  We would appreciate you signing and returning it to us for our records.

The enclosed payment of $6,250 represents your increase from May 1, 2003 to September 30, 2003.  Your fourth quarter consulting retainer payment to be received in October will be $66,250, which will reflect our new agreement.

All of us in the Freeport-McMoRan organization appreciate very much your contributions and efforts on behalf of our companies.

I look forward to seeing you soon.

Best personal regards.

Sincerely,

                                                                        /s/ Richard C. Adkerson

Richard C. Adkerson

RCA:tml

Enclosures